Exhibit 99.1

908 Devices Reports Second Quarter 2021 Financial Results and Raises 2021 Revenue Outlook

Increased 2021 revenue guidance projects 54% annual revenue growth at the midpoint of the range

BOSTON, MA – August 4, 2021 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today reported financial results for the quarter ended June 30, 2021.

“I am incredibly proud of our team’s progress this quarter as we continue to execute on our growth strategy. We have made important strides across our business and are looking forward to continuing this momentum into the second half of the year,” said Kevin J. Knopp, CEO and Co-founder. “We now expect revenue to grow more than 50% this year as we expand our global presence and continue to accelerate customer adoption.”

Recent Highlights

•	Total revenue for Q2 2021 increased 49% over Q1 2021 and decreased 26% over the prior year period

•	Desktop revenue contributed to a third of total revenue for Q2 2021, growing 70% over the prior year period

•	Increased the installed base to 1,530 devices with 103 devices placed during the second quarter

•	Broadened international presence with additions of new distribution partners and key hires across the commercial organization

•	Expanded platform reach in synthetic biology, specifically the cultured meat market, with multiple REBEL orders

•	Added Marcia Eisenberg, CSO of LabCorp, to our Board of Directors

•	Bolstered proteomic focus with the appointment of a panel of seven individuals to our Scientific Advisory Board

2021 Guidance

•	Expected revenue of $40 million to $43 million, representing 49% to 60% growth over full year 2020. This compares to the previously expected revenue range of $38 million to $40 million.

Second Quarter 2021 Financial Results

Revenue was $8.3 million for the three months ended June 30, 2021, a 49% increase over the first three months ended March 31, 2021 and a 26% decrease from $11.1 million for the three months ended June 30, 2020. A one-time revenue event in Q2 2020, due to the shipment of 150 MX908 handheld devices for a single customer, is primarily responsible for the year over year decline. Desktop revenue grew 70% year over year and contributed to one-third of total revenue for Q2 2021.

The install base grew to 1,530 placements with 103 devices placed in Q2 2021. The increase in devices was driven primarily by our handhelds which increased 63% over Q1 2021, and our desktops which increased 25% over Q1 2021.

Gross profit was $4.4 million for the second quarter of 2021, compared to $6.4 million for the corresponding prior year period. Product and service gross margin was 53%, as compared to 58% for the corresponding prior year period.

Operating expenses were $11.8 million for the second quarter of 2021, compared to $4.3 million for the corresponding prior year period. This increase was driven by headcount expansion across our business, primarily focused in our commercial organization, a provision to increase our allowance for bad debts, and increased expenses related to operating as a public company.

Net loss was $7.4 million for the second quarter of 2021, compared to net income of $2.1 million for the corresponding prior year period. Net loss per share was $0.27 for the second quarter of 2021, compared to a net income per share of $0.11 for the corresponding prior year period.

Cash and cash equivalents were $141 million as of June 30, 2021. In addition, the Company has approximately $15 million of debt outstanding.

Webcast Information

908 Devices will host a conference call to discuss the second quarter 2021 financial results before market open on Wednesday, August 4, 2021 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements,” including statements relating to the Company’s future revenue and growth. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Product and service revenue	$7,915	$10,378	$13,272	$13,017
License and contract revenue	362	750	548	2,112
Total revenue	8,277	11,128	13,820	15,129
Cost of revenue:
Product and service cost of revenue	3,846	4,471	6,406	6,041
License and contract cost of revenue	52	247	127	580
Total cost of revenue	3,898	4,718	6,533	6,621
Gross profit	4,379	6,410	7,287	8,508
Operating expenses:
Research and development	3,055	1,846	6,020	4,002
Selling, general and administrative	8,779	2,436	14,532	5,142
Total operating expenses	11,834	4,282	20,552	9,144
Income (loss) from operations	(7,455)	2,128	(13,265)	(636)
Other income (expense):
Interest expense	(39)	(246)	(415)	(487)
Other income (expense), net	70	213	161	252
Total other income (expense), net	31	(33)	(254)	(235)
Net income (loss) and comprehensive income (loss)	$(7,424)	$2,095	$(13,519)	$(871)
Net income (loss) per share attributable to common stockholders
Basic	$(0.27)	$0.11	$(0.49)	$(0.19)
Diluted	$(0.27)	$0.10	$(0.49)	$(0.19)
Weighted average common shares outstanding
Basic	27,335,637	4,994,142	27,313,125	4,993,671
Diluted	27,335,637	5,614,136	27,313,125	4,993,671

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$141,314	$159,227
Accounts receivable, net	5,324	6,825
Unbilled receivables	154	47
Inventory	7,953	4,568
Prepaid expenses and other current assets	2,441	300
Total current assets	157,186	170,967
Operating lease, right-of-use assets	5,752	6,287
Property and equipment, net	1,610	850
Other long-term assets	1,936	723
Total assets	$166,484	$178,827
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,004	$1,004
Accrued expenses	4,944	5,038
Deferred revenue	3,965	3,104
Operating lease liabilities	1,265	1,187
Current portion of long-term debt	—	500
Total current liabilities	11,178	10,833
Long-term debt, net of discount and current portion	15,000	14,332
Operating lease liabilities, net of current portion	5,199	5,839
Deferred revenue, net of current portion	8,246	8,588
Other long-term liabilities	194	194
Total liabilities	39,817	39,786
Total stockholders' equity	126,667	139,041
Total liabilities and stockholders' equity	$166,484	$178,827